Exhibit 10.23

Hoosier Fight Club

Multi Fight Promotional Agreement

Effective this date, 10-5-2015, this agreement is hereby made by and between Hoosier Fight Club Promotions, its employees, agents (hereinafter referred as “Promoter”) and Kevin Nowaczyk (hereinafter referred to as “Fighter”) who covenant and agree to be bound by the terms of, and do execute this Agreement personally and through Fighters duly authorized representative, whose full name is: Kevin Nowaczyk

WHEREAS: Fighter covenants and agrees to make all good faith efforts to prepare for, enter into, and participate to conclusion, in a 3 round, 5 minutes per round, mixed martial arts (MMA) contest/bout. On November 14, 2015 (Michigan City. IN) at a weight not to exceed 170 pounds. Fighter’s opponent for the contest will be: Quartus Stitt (“Opponent”). In addition, Fighter agrees to fight exclusively for Hoosier Fight Club Promotions for the above listed mixed martial arts (MMA) contest, not participating in another promotion within 45 days prior to contest.

The contest will be held at The Blue Chip Casino (“Venue”) located in Michigan City, IN. The contest and its promotion will be managed by promoter pursuant to a valid permit from the Indiana State Athletic Commission (the “Commission”).

WHEREFORE: In consideration of mutual covenants and promises herein contained, and for good cause and valuable consideration, the Parties hereby do further covenant and agree as follows:

EXCLUSIVITY: In consideration of the obligations of Promoter to secure, arrange and promote said bout and pay Fighter’s purse, Fighter agrees that Fighter shall not promote, co-promote and/or take part in any contest, exhibitions, or otherwise exercise Fighter’s talent in any manner or place, Fighter’s name shall not be used in any other MMA event whatsoever during this agreement without first obtaining the written permission of Hoosier Fight Club Promotions. The Fighter’s obligations will terminate upon completion of said (four) fight agreement OR after a period of 18 months from date of first completed contest by Fighter. Hoosier Fight Club Promotions will have first right of refusal of future agreements once initial agreement is fulfilled. Hoosier Fight Club Promotions must be notified if offer is made by any other promotion and has first right of refusal.

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EXECEPTION TO EXCLUSIVITY: Fighter may participate in a contest for another promotion, as long as event is held outside of a 85 mile radius from the Horseshoe Casino, Hammond Indiana or the Blue Chip Casino, Michigan City, Indiana and is held more than 45 days from a scheduled Hoosier Fight Club Event. Written notice of contest will still be required by Hoosier Fight Club Promotions.

UFC CLAUSE: In the event that the Fighter is given the opportunity to participate in a contest with the UFC or TUF, the fighter will be relinquished of any obligations to Hoosier Fight Club Promotions.

RELEASE OF UFC OR TUF: In the event that the Fighter is allowed to participate in the UFC or TUF and then released by Zuffa, the Fighter will be obligated to fulfill the remaining portion of the Agreement with Hoosier Fight Club Promotions regarding the amount of fights and time remaining on the original agreement proceeding the signing with the Zuffa Organization.

FIGHTER INCAPACITY TO PERORM: In the event that the Fighter may not participate due to injury, military duty or incarceration, the terms of this contract will be extended the exact length of non-participation.

CONSIDERATION: In consideration for Fighter’s satisfactory performance of Fighter’s obligations under this agreement, Promoter agrees to pay Fighter a fighter’s purse. If the fighter is ruled winner of said contest, Promoter shall pay Fighter an additional win bonus. Payment shall be made to fighter in the form of a check, after completion of contest. The Fighter’s pay schedule will be based on the following but not inclusive:

1. The amount of professional fights that the Fighter has participated.

2. The win record of the fighter.

3. Televised fights will have special consideration regarding pay.

4. Title fights will have special consideration regarding pay.

REASONS FOR FIGHTER NONPARTICIPATION: Fighter agrees that in the event that Fighter for any reason, and/or cause, that are under Fighter’s control, does not participate in the contest, Fighter shall within five (5) days of Fighter’s cancellation reimburse Promoter any and all expenses including but not limited to travel and hotel expenses incurred by Promoter for Fighter and /or Fighters corner, and any payments made to fighters opponent. The following are the only exceptions that relieve a fighter of his/her obligations:

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1.	Provide a formal letter from a MD or DO hand-written on office letterhead excusing the Fighter from competition for medical reasons. This letter must include an exact medical diagnosis, along with any physical or laboratory evidence that supports this diagnosis, and a telephone number at which the MD or DO may be contacted. Promoter reserves the right to have a Fighter examined by a MD or DO of Promoter’s choice.

2.	Provide proper governmental paperwork if called for active duty with any branch of the military.

3.	Provide a copy of the death certificate in the event that an immediate family member passes. An immediate family member encompasses a spouse, children, parents and siblings.

WEIGH-IN: Fighter’s weight shall be determined at the location, date and time specified on Indiana Athletic Commission bout agreement.

1.	In The event that the Fighter does not make weight and the Opponent still takes the contest, Fighter will relinquish 30% of the fighter purse to be paid to Opponent. New Contracts will be written.
2.	In the event that the Opponent does not make weight and the Fighter still takes the contest, Opponent will relinquish 30% of the fighter purse to be paid to Fighter. New Contracts will be written.

PENALTIES:

1.	In the event that the Fighter is late for weigh-ins (arriving later than the specified start time) Fighter’s purse will be reduced by 10%.
2.	In the event that the Fighter is late for rules meeting (arriving later than the specified start time on the itinerary handed out at weigh-ins) Fighter’s purse will be reduced by 10%.
3.	In the event that the Opponent does not pass the pre-fight physical, Promoter will pay Fighter’s purse.

DELEGATION OF DUTIES: Fighter or Fighter’s Representation may not delegate Fighter’s duties for the contest.

BREACH: Notwithstanding any terms herein to the contrary, if Fighter enters into the Agreement, individually and/or through Fighter’s Representative, and Fighter for any reason and/or cause is unable to participate in the Contest, and fails to timely notify Promoter in advance and in writing of Fighter’s incapacity and/or inability to so participate, along with valid reasons therefore, and/or if Fighter’s reasons and/or causes for Fighter’s failure to participate are deemed invalid and/or unsatisfactory by the Commission, Fighter and his undersigned Representative shall be liable to Promoter for any and all losses and/or damages, specifically including, but not limited to, Promoter’s expenditures, lost profits, compensatory damages, consequential damages, and reliance damages. Promoter shall be entitled to all costs and reasonable attorney’s fees incurred as a result of Fighter’s and/or Fighter’s Representative’s breach of any of the terms of this Agreement.

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MEDICALS/REQUIRED PAPERWORK: Fighter agrees to submit to Promoter and/or Indiana Athletic Commission no later than 2 weeks prior to event date. The tests that are required can be found on the Commission’s website. Fighter acknowledges and agrees that Promoter has entered this Agreement in reliance upon Fighter’s good health and ability to compete in the Contest. Fighter’s failure to provide valid copies of the aforementioned examinations and/or test results, showing that Fighter may legally compete in the Contest, may be deemed a breach of this Agreement at the discretion of the Promoter. Fighters who are late in their completed medicals are in breach of this contract and will be fined a minimum of $50 and a maximum of the terms set forth in (BREACH) section of this contract, the severity of which will be at the sole discretion of the PROMOTER.

INDEPENDENT CONTRACTOR: Fighter is not an employee of Promoter; Fighter is and shall remain an independent contractor, responsible for Fighter’s own actions and expenses.

SUPPLEMENTAL INSURRANCE: Hoosier Fight Club Promotions will provide secondary insurance coverage for all fighters. All costs are covered with pre approval procedures being followed as mandated by the insurance carrier. A specific insurance attachment form outlining all guidelines, procedures and protocols for an injured fighter will be provided.

FULLY INTEGRATED CONTRACT: This Agreement, and its attached exhibits, are fully integrated containing the entire understanding between the parties and cannot be altered, varied, or amended except by an agreement in writing signed by the parties hereto. Docusign digitial signatures shall be as effective as originals.

ASSIGNMENT: This agreement shall not be assigned by wither party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, assign all of its rights under this Agreement to (i) a parent or subsidiary of a party, (ii) a purchaser of all or substantially all assets related to this Agreement, or (iii) a third party participating in a merger, acquisition, sale of assets or other corporate reorganization in which either party is participating. Any attempt to assign this Agreement in violation of this provision shall be void and of no effect. This Agreement shall bind and insure to the benefit of the parties and their respective successors and permitted assigns.

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WAIVER, HOLD HARMLESS, and INDEMNITY: Should any term, condition, and/or remedy contained in this Agreement be found invalid or otherwise unenforceable, the remainder shall be in full force and effect. Any failure of refusal by Promoter to enforce any term, condition, or seek any remedy under this Agreement shall not be considered or deemed to be a waiver. Fighter and/or his representative, after a full reading and understanding of this Agreement and its terms, voluntarily and knowingly agree to hold harmless, indemnify and release Promoter from any and all liability, claims, and/or damages related to and/or arising from any injuries and/or damages and/or losses experienced and/or sustained by Fighter in any way related to the Contest and/or Fighter’s breach of this Agreement. Such indemnity shall include Promoter’s costs and reasonable attorney’s fees.

REGULATIONS: The parties mutually agree and consent to the governance of the Contest by the rules and regulations of the state commission that each fight takes place, which are on file in the office of said commission and which rules and regulations are made a part hereof as it drafted herein extensor. In the event of any conflict between the Commission’s rules and regulations and any term(s) of this Agreement, the terms of this Agreement shall control up to and including the fullest extent that such terms can be legally enforced. Otherwise, the Commission’s rules and regulations shall supersede the conflicting terms if mandated by law.

LEGAL EFFECT: It is agreed by both parties that this Agreement shall be construed and interpreted pursuant to Indiana Law. Fighter agrees that the exclusive jurisdiction for any disputes arising from and/or related to this Agreement shall be in the applicable federal and state court in Indiana and Fighter irrevocably submits to that jurisdiction. Fighter agrees to accept service, personally, domiciliary, or through his appointed agent, at the address provided herein above. Fighter agrees that a final judgment in any such action or shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Fighter further waives any objection to venue, any objection to such action on the basis of from non-conveniens. Nothing in this paragraph shall affect the right of Promoter to serve legal process in any manner permitted by law.

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ADVERTISEMENTS/SPONSORSHIPS: It is agreed by both parties that Fighter and/or Fighter’s corner, shall not sell, lease, rent and/or donate any part of their body for advertisement and/or sponsorship purposes. Fighter and/or Fighter’s corner shall not carry any type of signage and/or wear any clothing bearing logos signage or other advertisement and/or sponsorship without the prior written consent of Promoter. Any advertisement considerations on behalf of Fighter and/or Fighter’s corner must be placed in writing at least ten (10) business days prior to scheduled event and submitted via certified mail to address of Promoter listed above for approval thereof.

PROPRIETARY RIGHTS: It is agreed by both parties that Promoter reserves the right to record, copy, reproduce and/or televise matches live and/or tape delayed in whole and/or in part. Fighter agrees that Promoter owns the worldwide rights in perpetuity, in whole and/or in part to any reproduction of the pre-fight activities, the contest and post fight activities of the contest by any medium whatsoever whether live or delayed, interactive, home or theater, pay, pay per view, satellite, closed circuit, cable or subscription, telephone, computer, DVD, CD ROM, internet, video, audio cassette, images, photographs (including raw footage, out take and negatives).

SOCIAL MEDIA AGREEMENT: Fighter agrees to promote this event on his/her Facebook page. Fighter will do this by promoting the event in His/her status once a week, starting four weeks prior to event date. Fighter also agrees to create and “Event” on their Facebook with details and ticket information for said event, four weeks in advance. Fighters who fail to meet the requirements set forth in the social media agreement are in breach of this contract and will be fined a minimum of $50 and a maximum set of the terms set forth in (BREACH) section of this contract, the severity of which will be at the sole discretion of the PROMOTER.

THUS DONE AND SIGNED, by the parties, agreeing to be bound by the terms and conditions of this Agreement, after a due reading and understanding of the whole, fo warrant that they have the full authority and capacity to bind or be bound hereto, and sign their names on the dates indicated.

By:		10-5-15
Hoosier Fight Club Promotions (Date)

By:	/s/ Kevin Nowaczyk
Fighter’s Signature (Date)

By:	Kevin Nowaczyk
Fighter’s Printed Name (Date)

By:
Fighter’s Manager Signature (Date)

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